Exhibit 99.1

Aon First Quarter Net Income Increases 18% to $200 Million;

Earnings Per Share Increases 16% to $0.59

CHICAGO, IL — May 3, 2005 - Aon Corporation (NYSE: AOC) today reported first quarter 2005 net income of $200 million or $0.59 per share, increasing 18% and 16%, respectively, from the first quarter of 2004.  Income from continuing operations was $200 million or $0.59 per share compared to $192 million or $0.58 per share a year ago.

Gregory C. Case, Aon’s President and CEO, stated, “I am encouraged that Aon achieved improved results in the first quarter despite a difficult revenue environment in the insurance brokerage and human resources consulting industries and despite our decision to eliminate contingent commissions last year.  During the quarter, we continued our efforts to keep costs under control and to develop new sources of revenue.  We are committed to increasing profitability by developing growth opportunities and effectively managing expenses.”

First Quarter Segment Review

Risk and Insurance Brokerage Services first quarter revenue declined 4% to $1.4 billion, with organic revenue declining 5%.  Excluding contingent commissions, organic revenue in the current quarter declined 3%.  Contingent commission revenue was $12 million in the first quarter of 2005, reflecting amounts related to arrangements terminated as of October 1, 2004.   Contingent commission revenue was $35 million in the first quarter of 2004.  Investment income increased $13 million in the quarter.

Organic revenue in Brokerage-Americas declined 9%, primarily driven by the elimination of contingent commissions and the impact of declining property and casualty pricing.   Excluding the impact of contingent commissions, Brokerage-Americas organic revenue declined 5%.  Brokerage-International reported a 1% decline in organic revenue, and Reinsurance organic revenue declined 4%.

First quarter 2005 pretax income and margin comparisons were favorably influenced by a 5% reduction in expenses largely reflecting the exit of the claims services business, changes to incentive compensation programs, and continued emphasis on cost control, in particular, reductions in staff.  Pretax income was $243 million, unchanged from the prior year, and the pretax margin improved to 17.4% from 16.6% a year ago.

Consulting revenue rose 3% to $309 million during the quarter.  Organic revenue declined 1%, reflecting the loss of contingent commissions and a decline in outsourcing revenue.  Excluding contingent commissions, organic revenue growth was nil in the current quarter.  Contingent commission revenue was negligible in the first quarter of 2005 compared to $4 million in the first quarter of 2004.   Organic revenue growth in consulting services was 2%, while outsourcing revenues declined 11%, primarily reflecting the loss of a large client.

Pretax income was $26 million, unchanged from the prior year, and the pretax margin was 8.4% versus 8.6% in 2004.

Insurance Underwriting revenue increased 1% to $789 million, with segment organic revenue declining 3% during the quarter.  Reported revenue in the quarter included a $12 million increase due to reinsurance program changes for a specialty accident and health (A&H) line.  These changes had no impact on organic revenue growth or pretax income.  In addition, strong growth in the sales of a supplemental health product was partially offset by planned reductions in certain programs and the run-off of non-core businesses.   The decline in warranty, credit and property and casualty revenue principally reflected the loss of an account within the European credit line of business that had minimal impact on pretax income.

Pretax income rose 28% to $68 million from $53 million last year.  The pretax margin improved to 8.6% from 6.8% for 2004, reflecting improved profitability in both underwriting subsegments and higher investment income.

Corporate and Other segment revenue was $29 million compared to $36 million in 2004.   First quarter 2005 results included a pretax gain of $16 million related to the quarterly revaluation of Endurance warrants compared to a $4 million gain in the prior year.  First quarter 2004 results included an $11 million pretax gain on the sale of Endurance common stock and Endurance equity earnings of $16 million.

The pretax loss in the quarter was $24 million compared with a loss of $22 million a year ago.

Foreign Exchange Impact

First quarter 2005 earnings per share were positively affected by $0.02 related to foreign currency translation gains.   In addition, first quarter 2005 and 2004 earnings per share included $0.02 and $0.03, respectively, of currency hedging gains.

Financial Condition

Total debt and preferred stock increased $76 million to $2.1 billion at March 31, 2005 from March 31, 2004.  Total debt and preferred stock as a percentage of total capital was reduced to 29% from 31% over the same period.  Stockholders’ equity was $5.1 billion, unchanged from year-end 2004.  Compared to December 31, 2004, total debt and preferred stock decreased $30 million.

Approximately 94% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities, with 97% of the fixed income securities rated investment grade.

The Company will host an audio webcast on Wednesday, May 4 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 47,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

###

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of regulatory investigations brought by state attorneys general and state insurance regulators related to our compensation arrangements with underwriters and related issues, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We also believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they do not make identical adjustments.

:
Investor Contact	Craig Streem
Corporate Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	First Quarter Ended
(millions except per share data)	Mar. 31, 2005	Mar. 31, 2004 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,720	$1,791	(4)%
Premiums and other	698	692	1
Investment income	93	81	15
Total revenue	2,511	2,564	(2)

Expenses
General expenses	1,702	1,777	(4)
Benefits to policyholders	393	383	3
Depreciation and amortization	68	70	(3)
Interest expense	34	34	—
Provision for New York and other state settlements	1	—	N/A
Total expenses	2,198	2,264	(3)

Income from continuing operations before provision for income tax	313	300	4
Provision for income tax (36% in 2005 and 2004)	113	108	5
Income from continuing operations	200	192	4

Loss from discontinued operations, net of tax	—	(22)	N/A
Net income	$200	$170	18%
Preferred stock dividends	(1)	(1)	—
Net income available for common stockholders	$199	$169	18%

Basic net income per share:
Income from continuing operations	$0.62	$0.60	3%
Discontinued operations	—	(0.07)	N/A
Net income	$0.62	$0.53	17%

Diluted net income per share:
Income from continuing operations	$0.59	$0.58	2%
Discontinued operations	—	(0.07)	N/A
Net income	$0.59	$0.51	16%

Diluted average common and common equivalent shares outstanding (2)	337.1	335.3	1%

(1)                                  Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)                                  In accordance with EITF 04-08, the diluted net income per share calculations for the first quarters ended March 31, 2005 and 2004 include 14 million additional shares related to the potential conversion of 3.5% Senior Convertible Debentures. In addition, the net income used in the calculation includes after-tax interest expense of approximately $1 million for the first quarters ended March 31, 2005 and 2004.

Aon Corporation

Segments - First Quarter Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2005	Mar. 31, 2004 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$499	$531	(6)%	1%	1%	1%	(9)%
Risk management and insurance brokerage - International	660	633	4	4	2	(1)	(1)
Reinsurance brokerage and related services	240	239	—	2	—	2	(4)
Claims services	—	61	(100)	—	(100)	—	—
Total risk and insurance brokerage services	1,399	1,464	(4)	2	(3)	2	(5)
Consulting
Consulting services	240	225	7	2	2	1	2
Outsourcing	69	76	(9)	1	—	1	(11)
Total consulting	309	301	3	2	2	—	(1)
Insurance underwriting
Accident & health and life	440	425	4	2	—	—	2
Warranty, credit and property & casualty	349	356	(2)	1	—	4	(7)
Total insurance underwriting	789	781	1	2	—	2	(3)

Corporate and other	29	36	(19)	N/A	N/A	N/A	N/A

Intersegment revenues	(15)	(18)	N/A	N/A	N/A	N/A	N/A
Total	$2,511	$2,564	(2)%	2%	(2)%	2%	(4)%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$27	$14	93%
Consulting	1	—	N/A
Insurance underwriting	36	31	16
Corporate and other	29	36	(19)
Total	$93	$81	15%

Income (loss) from continuing operations before income tax
Risk and insurance brokerage services	$243	$243	—%
Consulting	26	26	—
Insurance underwriting	68	53	28
Corporate and other	(24)	(22)	N/A
Total	$313	$300	4%

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	17.4%	16.6%
Consulting	8.4%	8.6%
Insurance underwriting	8.6%	6.8%
Total	12.5%	11.7%

(1)                                  Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)                                  Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)                                  Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Corporate and Other - Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2005	Mar. 31, 2004	Percent Change
Revenue
Income from marketable equity securities and other investments (1)	$24	$22	9%
Limited partnership investments	1	4	(75)
Net gain on disposals and related expenses (2)	4	10	(60)
Total revenue	29	36	(19)

Expenses
General expenses	19	24	(21)
Interest expense	34	34	—
Total expenses	53	58	(9)

Loss before income tax	$(24)	$(22)	N/A %

Notes:

		First Quarter Ended
		Mar. 31, 2005	Mar. 31, 2004	Percent Change
(1)	Includes (millions):
	Income from Endurance warrants	$16	$4	300%
	Equity earnings - Endurance	—	16	(100)
	Total	$16	$20	(20)%

(2)	Includes gain on sale of Endurance stock (millions)	$—	$11	(100)%